Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated May 14, 2012 with respect to the consolidated financial statements, financial statement schedules and internal control over financial reporting of Voxx International Corporation and subsidiaries, included in the Annual Report on Form 10-K for the year ended February 29, 2012 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
New York, New York March 21, 2013